Exhibit 10.3

EXPRESS, INC.
2010 INCENTIVE COMPENSATION PLAN
AMENDMENT TO CASH PERFORMANCE AWARD

This Amendment (this “Amendment”), dated as of July 18, 2014, is attached to and made part of the Cash Performance Award Agreement (the “Agreement”) between Express, Inc. (the “Company”) and Michael A. Weiss (the “Grantee”). Unless otherwise stated, capitalized terms in this Amendment shall have the meanings given them in the Agreement. Wherever possible, the terms of this Amendment shall be read in such a manner so as to avoid conflict with the Agreement or the Plan but, in the event of an unavoidable conflict, the terms of this Amendment shall control over the terms and conditions of the Agreement and to the extent that there is a conflict between the terms of the Plan and this Amendment, the terms of the Plan shall govern.

WHEREAS, the parties desire to enter into this Amendment so that the Grantee shall be entitled to receive any payouts earned pursuant to the Agreement so long as the Grantee remains employed by the Company continuously to January 30, 2015.

NOW THEREFORE, the parties agree to supplement, modify and amend the Agreement as follows:

1.	Amendments.

1.1	Section 1(b) is hereby deleted in its entirety and replaced by the following:

“Conditions to Payment. Payment of the Award hereunder shall be conditioned upon the Grantee’s continued employment with the Company or its Subsidiaries to January 30, 2015 (except as otherwise provided in Section 2 hereof). To the extent possible, the Award hereunder is intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code.”
1.2    Section 2(a) is hereby deleted in its entirety and replaced by the following:

“General. Except as provided in Section 2(b) and 2(c) hereof, in the event of the Grantee’s termination of employment or other service with the Company and its Subsidiaries for any reason prior to January 30, 2015, the Award hereunder shall be automatically forfeited and cancelled as of the date of such termination without any consideration being paid therefor and otherwise without any further action of the Company whatsoever. In the event of the Grantee’s termination of employment with the Company and its Subsidiaries for any reason on or following expiration of the January 30, 2015, the Grantee shall retain the right to receive payment of the Award hereunder in accordance with the provisions of Section 1 hereof, provided that upon a termination for Cause at any time prior to payment of the Award hereunder, the Award shall be automatically forfeited and cancelled for no value without any consideration being paid therefor and otherwise without any further action of the Company whatsoever.”

2.	Miscellaneous.

2.1	Except as expressly provided herein, all terms and conditions of the Agreement shall remain in full force and effect.

Exhibit 10.3

EXPRESS, INC.

By:    /s/ Matthew C. Moellering
Name:    Matthew C. Moellering
Title:    Executive Vice President and Chief Operating Officer

ACKNOWLEDGED AND AGREED:

/s/ Michael A. Weiss
Michael A. Weiss